UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 12, 2006

Date of Report (Date of earliest event reported)

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 Cromwell

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 361-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In May 2006, James Haefner, the Executive Vice President, Global Sales of Biolase Technology, Inc. (“Biolase”), resigned from his position to pursue other opportunities. Subsequently, on June 7, 2006, Biolase entered into a separation agreement with Mr. Haefner (the “Separation Agreement”) relating to his resignation. Pursuant to its terms, the Separation Agreement will become effective on June 15, 2006.

Pursuant to the Separation Agreement, Biolase has agreed to pay Mr. Haefner a severance amount equal to six months of his former base salary, which amounts to $100,000. This amount will be paid in regular semi-monthly installments over 12 semi-monthly pay cycles. Additionally, Mr. Haefner will receive a payment equal to the equivalent of one-half of the commission that he would have otherwise been entitled to receive for the quarter ending June 30, 2006 had his employment not terminated. This amount will be paid by Biolase on the day Biolase first makes its regular payroll following the official release of its second quarter results.

In consideration for the various severance amounts, Mr. Haefner has agreed to generally release Biolase from all claims, causes of action and liabilities arising out of Mr. Haefner’s employment with Biolase. Mr. Haefner has also agreed to certain proprietary information and non-solicitation requirements set forth under the Separation Agreement.

The preceding description is not complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Separation Agreement, effective June 15, 2006, between Biolase Technology, Inc. and James Haefner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE TECHNOLOGY, INC.

Date: June 12, 2006	By:	/s/ Richard L. Harrison
Richard L. Harrison Executive Vice President, Chief Financial Officer & Secretary

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